Exhibit 1

Company Contacts		IR Agency Contact

Niran Baruch, VP Finance & Chief Accounting Officer AudioCodes Tel: +972-3-976-4000 niran.baruch@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Philip Carlson/Collin Dennis KCSA Strategic Communications Tel: +1-212-896-1233 audc@kcsa.com

AudioCodes Reports Third Quarter 2015 Results

Lod, Israel - November 3, 2015 -

Third Quarter Highlights:

•	Quarterly revenues increased 5.6% over the previous quarter and decreased 12.1% year-over-year to $34.2 million;
•	Quarterly service revenues increased 15.6% year-over-year to $9.6 million;
•	Quarterly Non-GAAP gross margin was 60.0%;
•	Quarterly Non-GAAP operating expenses decreased by 9.9% year-over-year to $18.7 million;
•	Quarterly cash flow from operating activities was $1.8 million;
•	Quarterly Non-GAAP net income was $1.7 million, or $0.04 per diluted share, compared to Non-GAAP net income of $1.6 million, or $0.04 per diluted share, in the prior year period;
•	AudioCodes repurchased 1.1 million shares of its ordinary shares at an aggregate cost of $3.7 million during the quarter.

Details:

AudioCodes (Nasdaq: AUDC), a leading provider of converged voice solutions that enable enterprises and service providers to transition to all-IP voice networks, today announced financial results for the third quarter ended September 30, 2015.

Revenues for the third quarter of 2015 were $34.2 million, compared to $32.4 million for the second quarter of 2015 and $38.9 million for the third quarter of 2014.

Net loss was $130,000, or ($0.00) per diluted share, for the third quarter of 2015, compared to a net loss of $708,000, or ($0.02) per diluted share, for the third quarter of 2014.

On a Non-GAAP basis, the Company reported a quarterly net income of $1.7 million, or $0.04 per diluted share, compared to net income of $1.6 million, or $0.04 per diluted share, in the third quarter of 2014.

Non-GAAP net income excludes: (i) stock-based compensation expenses; (ii) amortization expenses related to intangible assets; and (iii) non-cash deferred tax benefit or expenses. A reconciliation of net income (loss) on a GAAP basis to a non-GAAP basis is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

Net cash provided by operating activities for the third quarter of 2015 totaled $1.8 million. Cash and cash equivalents, bank deposits and marketable securities were $75.3 million as of September 30, 2015 compared to $89.3 million as of September 30, 2014. The decrease in cash and cash equivalents, bank deposits and marketable securities was the result of the use of cash for the continued repurchasing of the Company’s ordinary shares pursuant to its share repurchase program.

“We are pleased to report a return to growth in revenues and improved sequential financial performance for the third quarter of 2015,” said Shabtai Adlersberg, President and Chief Executive Officer of AudioCodes. “Third quarter revenues demonstrate strong performance across our networking business which grew 10.3% over the previous quarter. Driven by healthy demand in the unified communications market and the business communications services market, we saw increased traction in our sales and continued to solidify our position as a leading Voice Networking solutions and services vendor. Backed by the strong trend of network transformation into all-IP networks, our continued investment in the Microsoft Skype for Business ecosystem and our session border controller (SBC) activities provided more than 15% sequential growth in each of these market segments. As in previous quarters, we experienced growing collaboration with our industry partners, which we believe will support further growth in coming years.”

“As we remain focused on improving bottom line results, we made solid progress with our cost reduction plan announced in July 2015. Third quarter financial results reflect this reduction in operating expenses, an area we intend to continue to focus on in 2016 and beyond,” concluded Mr. Adlersberg.

Share Buy Back Program

During the quarter ended September 30, 2015, AudioCodes acquired 1.1 million shares under the existing share repurchase program for a total consideration of approximately $3.7 million. As of September 30, 2015 and since beginning the repurchase of its shares in August 2014, AudioCodes had acquired an aggregate of 4.7 million shares for an aggregate consideration of approximately $20.3 million.

AudioCodes Reports Third Quarter 2015 Results	Page 2 of 10

In August 2014, the Board of Directors of AudioCodes approved a program to repurchase up to $3 million of its ordinary shares. In addition, AudioCodes received court approvals in Israel in November 2014 and May 2015 to purchase up to an aggregate of $30 million of additional ordinary shares pursuant to this program. The current court approval for share repurchases will expire at the end of December 2015. At that time the authority to repurchase any unutilized portions of the prior approval will expire. On November 2, 2015 the Board of Directors has approved filing a new application with the court requesting approval for a new repurchase program for a total consideration of up to $10 million in share repurchases for a period of 6 months from the date of receipt of court approval.

Conference Call & Web Cast Information

AudioCodes will conduct a conference call at 8:00 A.M., Eastern Time today to discuss the Company’s third quarter operating performance, financial results and outlook. Interested parties may participate in the conference call by dialing one the following numbers:

United States Participants: +1 (877) 407-0778

International Participants: +1 (201) 689-8565

The conference call will also be simultaneously webcast. Investors are invited to listen to the call live via webcast at the AudioCodes investor website at http://www.audiocodes.com/investors-lobby.

About AudioCodes

AudioCodes Ltd. (Nasdaq, TASE: AUDC) designs, develops and sells advanced Voice-over-IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader, focused on converged VoIP and data communications, and its products are deployed globally in Broadband, Mobile, Enterprise networks and Cable. The Company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Routers, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers, Value Added Applications and Professional Services. AudioCodes’ underlying technology, VoIPerfectHD™, relies on AudioCodes’ leadership in DSP, voice coding and voice processing technologies. AudioCodes’ High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com.

To download AudioCodes investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

AudioCodes Reports Third Quarter 2015 Results	Page 3 of 10

Statements concerning AudioCodes’ business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements’’ as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes’ industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes’ and its customers’ products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible need for additional financing; the ability to satisfy covenants in the Company’s loan agreements; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; and other factors detailed in AudioCodes’ filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2015 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, VocaNom, AudioCodes One Voice and AudioCodes One Box 365 are trademarks or registered trademarks of AudioCodes Limited All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

AudioCodes Reports Third Quarter 2015 Results	Page 4 of 10

Summary financial data follows

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,137	$14,797
Short-term and restricted bank deposits	5,556	7,630
Short-term marketable securities and accrued interest	1,540	543
Trade receivables, net	26,079	31,056
Other receivables and prepaid expenses	7,179	9,564
Inventories	16,268	14,736
Total current assets	71,759	78,326

LONG-TERM ASSETS:
Long-term and restricted bank deposits	$1,075	4,066
Long-term marketable securities	51,973	58,684
Deferred tax assets	-	872
Severance pay funds	16,239	17,835
Total long-term assets	69,287	81,457

PROPERTY AND EQUIPMENT, NET	4,116	3,856

GOODWILL, INTANGIBLE ASSETS AND OTHER, NET	35,812	36,745

Total assets	$180,974	$200,384

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of long-term bank loans	$4,686	$4,686
Trade payables	7,307	10,111
Other payables and accrued expenses	15,571	15,758
Deferred revenues	12,124	10,233
Total current liabilities	39,688	40,788

LONG-TERM LIABILITIES:
Accrued severance pay	$16,589	17,908
Long-term bank loans	1,786	5,105
Deferred revenues and other liabilities	3,786	2,862
Total long-term liabilities	22,161	25,875

Total equity	119,125	133,721
Total liabilities and equity	$180,974	$200,384

AudioCodes Reports Third Quarter 2015 Results	Page 5 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Products	$76,286	$88,549	$24,613	$30,632
Services	27,824	23,913	9,612	8,313
Total Revenues	104,110	112,462	34,225	38,945
Cost of revenues:
Products	35,348	40,767	11,527	14,574
Services	7,274	5,873	2,451	1,912
Total Cost of revenues	42,622	46,640	13,978	16,486
Gross profit	61,488	65,822	20,247	22,459
Operating expenses:
Research and development, net	21,332	24,337	6,656	8,109
Selling and marketing	33,100	34,256	10,463	11,361
General and administrative	6,813	5,691	2,158	1,975
Total operating expenses	61,245	64,284	19,277	21,445
Operating income	243	1,538	970	1,014
Financial income (expenses), net	600	(168)	(6)	(270)
Income before taxes on income	843	1,370	964	744
Taxes on income, net	(3,273)	(2,402)	(1,094)	(1,452)
Net loss	$(2,430)	$(1,032)	$(130)	$(708)
Basic net loss per share	$(0.06)	$(0.02)	$(0.00)	$(0.02)
Diluted net loss per share	$(0.06)	$(0.02)	$(0.00)	$(0.02)
Weighted average number of shares used in computing basic and diluted net loss per share (in thousands)	40,757	42,135	39,489	43,206

AudioCodes Reports Third Quarter 2015 Results	Page 6 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

NON-GAAP PROFORMA STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Products	$76,286	$88,549	$24,613	$30,632
Services	27,824	23,913	9,612	8,313
Total Revenues	104,110	112,462	34,225	38,945
Cost of revenues:
Products	34,747	40,124	11,325	14,362
Services	7,057	5,699	2,380	1,854
Total Cost of revenues (1) (2)	41,804	45,823	13,705	16,216
Gross profit	62,306	66,639	20,520	22,729
Operating expenses:
Research and development, net (1)	20,979	23,874	6,541	7,952
Selling and marketing (1) (2)	32,103	33,154	10,197	10,987
General and administrative (1)	6,134	5,092	1,931	1,789
Total operating expenses	59,216	62,120	18,669	20,728
Operating income	3,090	4,519	1,851	2,001
Financial income (expenses), net	600	(168)	(6)	(270)
Income before taxes on income	3,690	4,351	1,845	1,731
Taxes on income, net (3)	(627)	(139)	(195)	(150)
Net income	$3,063	$4,212	$1,650	$1,581
Diluted net earnings per share	$0.07	$0.10	$0.04	$0.04
Weighted average number of shares used in computing basic net earnings per share (in thousands)	41,400	43,583	39,855	44,400

(1)	Excluding stock-based compensation expenses related to options and restricted stock units granted to employees and others.
(2)	Excluding amortization of intangible assets related to the acquisitions of Nuera, Netrake, and Mailvision assets.
(3)	Excluding non-cash deferred tax expenses.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

AudioCodes Reports Third Quarter 2015 Results	Page 7 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
GAAP net loss	$(2,430)	$(1,032)	$(130)	$(708)
GAAP net loss per share	$(0.06)	$(0.02)	$(0.00)	$(0.02)
Cost of revenues:
Stock-based compensation (1)	74	73	25	22
Amortization expenses (2)	744	744	248	248
	818	817	273	270
Research and development, net:
Stock-based compensation (1)	353	463	115	157
Selling and marketing:
Stock-based compensation (1)	819	829	251	283
Amortization expenses (2)	178	273	15	91
	997	1,102	266	374
General and administrative:
Stock-based compensation (1)	679	599	227	186

Income taxes:
Deferred tax (3)	2,646	2,263	899	1,302
Non-GAAP net income	$3,063	$4,212	$1,650	$1,581
Non-GAAP diluted net earnings per share	$0.07	$0.10	$0.04	$0.04

(1)	Stock-based compensation expenses related to options and restricted stock units granted to employees and others.
(2)	Amortization of intangible assets related to the acquisitions of Nuera, Netrake, and Mailvision assets.
(3)	Non-cash deferred tax expenses.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

AudioCodes Reports Third Quarter 2015 Results	Page 8 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net loss	$(2,430)	$(1,032)	$(130)	$(708)
Adjustments required to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,350	2,430	723	801
Amortization of marketable securities premiums and accretion of discounts, net	851	508	299	313
Increase (decrease) in accrued severance pay, net	277	(115)	198	71
Stock-based compensation expenses	1,925	1,964	618	648
Decrease in long- term deferred tax assets	872	1,450	-	483
Amortization of senior convertible notes discount and deferred charges	-	(15)	-	-
Decrease (increase) in accrued interest on marketable securities, bank deposits and structured notes	(58)	26	(87)	(148)
Decrease (increase) in trade receivables, net	4,977	(3,670)	1,980	693
Decrease (increase) in other receivables and prepaid expenses	2,274	(3,361)	(536)	(991)
Increase in inventories	(1,532)	(1,244)	(1,136)	(1,010)
Increase (decrease) in trade payables	(2,804)	3,330	865	2,784
Increase (decrease) in deferred revenues	3,056	4,042	(156)	769
Increase (decrease) in other payables and accrued expenses	98	(723)	(852)	(1,676)
Net cash provided by operating activities	9,856	3,590	1,786	2,029
Cash flows from investing activities:
Purchase of marketable securities	-	(60,286)	-	(116)
Proceeds from sale of marketable securities	2,557	-	2,557	-
Decrease (increase) in short-term deposits, net	3,274	900	5	(100)
Proceeds from redemption of long-term bank deposits	1,826	1,834	461	453
Proceeds from redemption of marketable securities upon maturity	2,711	15,390	-	-
Purchase of property and equipment	(1,677)	(1,450)	(345)	(731)
Net cash provided by (used in) investing activities	8,691	(43,612)	2,678	(494)

AudioCodes Reports Third Quarter 2015 Results	Page 9 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Cash flows from financing activities:
Purchase of treasury stock	(14,991)	(2,733)	(3,662)	(2,733)
Repayment of senior convertible notes	-	(285)	-	-
Repayment of long-term bank loans	(3,319)	(3,319)	(977)	(976)
Consideration related to payment of acquisition of Mailvision	(233)	(233)	-	-
Proceeds from issuance of shares upon exercise of options and warrants	336	2,151	5	39
Proceeds from issuance of shares, net	-	29,744	-	-
Net cash provided by (used in) financing activities	(18,207)	25,325	(4,634)	(3,670)

Increase (decrease) in cash and cash equivalents	340	(14,697)	(170)	(2,135)
Cash and cash equivalents at the beginning of the period	14,797	30,763	15,307	18,201
Cash and cash equivalents at the end of the period	$15,137	$16,066	$15,137	$16,066

AudioCodes Reports Third Quarter 2015 Results	Page 10 of 10